As filed with the Securities and Exchange Commission on February 13, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MetroCorp Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Texas	76-0579161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9600 Bellaire Boulevard, Suite 252 Houston, Texas 77036 (713) 776-3876	David C. Choi Chief Financial Officer MetroCorp Bancshares, Inc. 9600 Bellaire Boulevard, Suite 252 Houston, Texas 77036 (713) 776-3876
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Charlotte M. Rasche

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Phone: (713) 221-1576

Facsimile: (713) 221-2165

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Warrant to Purchase Common Stock, $1.00 par value per share, and underlying shares of Common Stock(1)	771,429(1)	$8.75(2)	$6,750,004(2)	$266

(1)	There are being registered hereunder (a) a warrant for the purchase of 771,429 shares of common stock with an initial per share exercise price of $8.75, (b) 771,429 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.
(2)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $8.75.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 13, 2009.

PROSPECTUS

Warrant to Purchase 771,429 Shares of Common Stock

771,429 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of (i) a warrant to purchase 771,429 shares of common stock, which we refer to in this prospectus as the warrant, and (ii) any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, the warrant and the shares of common stock issuable upon exercise of the warrant, are collectively referred to as the securities. The warrant and 45,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to in this prospectus as the Series A Preferred Stock were originally issued by us pursuant to the Letter Agreement dated January 16, 2009, and the related Securities Purchase Agreement—Standard Terms, which we collectively refer to in this prospectus as the Purchase Agreement, between us and the United States Department of the Treasury, which we refer to in this prospectus as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act.

The initial selling securityholder and its successors, including any transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for paying any underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders. If the warrant is exercised in full for cash, we will receive proceeds of approximately $6,750,000.

Our common stock is listed on the NASDAQ Global Market under the ticker symbol “MCBI.” On February 11, 2009, the closing price of our common stock on the NASDAQ Global Market was $4.25 per share. You are urged to obtain current market quotations of our common stock.

Our principal executive offices are located at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, and our telephone number is (713) 776-3876. Our internet address is http://www.metrobank-na.com.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposit accounts or other obligations of a bank, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                     , 2009

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to in this prospectus as the Commission. By using a shelf registration statement, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for additional information.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, “MetroCorp,” “we,” “our,” “ours,” and “us” refer to MetroCorp Bancshares, Inc., which is a bank holding company headquartered in Houston, Texas, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “MetroBank” mean MetroBank, N.A., a national banking association. References to “Metro United” mean Metro United Bank, a California state banking association.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act. Forward-looking statements, which are based on certain assumptions and describe our future goals, plans, strategies and expectations, are generally identified by the use of the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “plan,” “strive,” “seek,” “project,” “would,” “could,” “should,” “expect” and similar expressions. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are listed below, and additional important factors are set forth in the section entitled “Risk Factors” in this prospectus, in any section entitled “Risk Factors” in supplements to this prospectus, and in the documents incorporated by reference into this prospectus.

Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•

changes in the strength of the United States economy in general and the strength of the local economies in which we conduct operations resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses;

•	changes in interest rates and market prices, which could reduce our net interest margins, asset valuations and expense expectations;

•	changes in the levels of loan prepayments and the resulting effects on the value of our loan portfolio;

•

changes in local economic and business conditions which adversely affect the ability of our customers to transact profitable business with us, including the ability of borrowers to repay their loans according to their terms or a change in the value of the related collateral;

•	increased competition for deposits and loans adversely affecting rates and terms;

•	our ability to identify suitable acquisition candidates;

•	the timing, impact and other uncertainties of our ability to enter new markets successfully and capitalize on growth opportunities;

•	increased credit risk in our assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

•	the failure of assumptions underlying the establishment of and provisions made to the allowance for loan losses;

•	changes in the availability of funds resulting in increased costs or reduced liquidity;

•	a determination or downgrade in the credit quality and credit agency ratings of the securities in our securities portfolio;

•	increased asset levels and changes in the composition of assets and the resulting impact on our capital levels and regulatory capital ratios;

•	our ability to acquire, operate and maintain cost effective and efficient systems without incurring unexpectedly difficult or expensive but necessary technological changes;

•	the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels;

•	government intervention in the U.S. financial system; and

•

changes in statutes and government regulations or their interpretations applicable to bank holding companies and our present and future banking and other subsidiaries, including changes in tax requirements and tax rates.

In addition, from time to time we explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. Discussions regarding potential acquisitions may be commenced at any time, and may proceed rapidly, and agreements may be concluded and announced at any time. Any potential acquisition, and any combination of potential acquisitions, may be material in size relative to our existing assets and operations. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus or the documents incorporated by reference into this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this prospectus or the applicable document incorporated by reference into this prospectus, and we do not intend, and assume no obligation, other than as required by applicable law, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus or documents incorporated by reference into this prospectus are expressly qualified by these cautionary statements.

METROCORP BANCSHARES, INC.

We are a Texas based bank holding company with approximately $1.6 billion in consolidated assets as of September 30, 2008. Our mission is to enhance shareholder value by maximizing profitability and operating as the premier commercial bank in each community that we serve. We provide a full range of commercial and consumer banking services through our wholly owned subsidiaries, MetroBank in Texas and Metro United in California. We have 13 full service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. We have strategically opened banking offices in areas with large multicultural concentrations and intend to pursue branch opportunities in multicultural markets with significant small and medium-sized business activity. As a part of our business development strategy, MetroBank opened and commenced operations of a representative office in Xiamen, China during the fourth quarter of 2006, and a second representative office in Chongqing, China during the first quarter of 2008. The representative offices do not conduct banking activities but were established to cultivate business relationships with customers that have the potential of expanding their business in the United States.

We were formed in 1998 as a Texas corporation to serve as a bank holding company for MetroBank. We have grown through a combination of internal growth, the acquisition of community banks, such as Metro United, and the opening of new banking offices. Our principal executive offices are located at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, and our telephone number at this address is (713) 776-3876. Our website is www.metrobank-na.com. The information contained on our website is not part of this prospectus, any supplements to this prospectus, any documents incorporated by reference into this prospectus or any other report.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports that we filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

REGULATION AND SUPERVISION

As a holding company, we are subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System, which we refer to in this prospectus as the Federal Reserve Board. In addition, MetroBank, as a national banking association, is subject to regulation and supervision by the Office of the Comptroller of the Currency. MetroBank’s deposits are insured by the Federal Deposit Insurance Corporation, or FDIC, through the Deposit Insurance Fund. By virtue of the insurance of its deposits, MetroBank is also subject to supervision and regulation by the FDIC. Metro United, as a California state banking association, is subject to regulation and supervision by the Commissioner of the Department of Financial Institutions of the State of California and the FDIC. Further, Metro United’s deposits are insured by the FDIC, through the Deposit Insurance Fund. Such supervision and regulation subjects us, MetroBank and Metro United to special restrictions, requirements, potential enforcement actions, and periodic examination by the respective regulators.

In addition, dividends from MetroBank and Metro United to us are restricted by federal and state statutes and regulations as set forth below:

•

MetroBank. As a national bank, MetroBank may not declare a dividend without prior approval from the OCC if the total amount of all dividends declared by the bank in any calendar year exceeds the total of the bank’s retained net income for the current year and retained net income for the preceding two years.

Under federal law, MetroBank cannot pay a dividend if, after paying the dividend, MetroBank will be “undercapitalized.” Federal regulators may declare a dividend payment to be unsafe and unsound even though MetroBank would continue to meet its capital requirements after the dividend.

•

Metro United. As a California-chartered bank, Metro United may not declare a dividend in an amount which exceeds the lesser of (1) the bank’s retained earnings or (2) the bank’s net income for its last three fiscal years less the amount of any dividends paid to shareholders during such period. However, it may, with the prior approval of the Commissioner of the Department of Financial Institutions of the State of California, declare a dividend in an amount not exceeding the greater of (a) its retained earnings, (b) its net income for its last fiscal year or (c) its net income for its current fiscal year. Under federal law, Metro United cannot pay a dividend if, after paying the dividend, Metro United will be “undercapitalized.” In the event that the Commissioner of the Department of Financial Institutions of the State of California determines the shareholders’ equity of a bank is inadequate or that the making of the dividend by the bank would be unsafe or unsound, the Commissioner of the Department of Financial Institutions of the State of California may order the bank to refrain from making the proposed dividend. Federal regulators may declare a dividend payment to be unsafe and unsound even though Metro United would continue to meet its capital requirements after the dividend.

Changes to laws and regulations can affect the operating environment of our company and our banking subsidiaries in substantial and unpredictable ways. We cannot determine whether any changes in laws or regulations will occur, and if those changes occur, the ultimate effect that any such changes would have upon our financial condition or results of operations or those of our subsidiaries. A change in statutes, regulations or regulatory policies applicable to us or any of our subsidiaries could have a material effect on the financial condition, results of operations or business of our company and our subsidiaries.

For a discussion of the material elements of the extensive regulatory framework applicable to bank holding companies and banks, as well as specific information about us, MetroBank and Metro United, please refer to the section “Supervision and Regulation” under the caption “Item 1. Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports that we file with the Commission, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of our annual report and any subsequent reports. This regulatory framework is intended primarily for the protection of depositors and the Federal Deposit Insurance Fund and not for the protection of securityholders.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders. If the warrant is exercised in full for cash, we will receive proceeds of approximately $6,750,000, which we intend to use for general corporate purposes.

CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

No shares of our Series A Preferred Stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008 and 2007, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed above. On January 16, 2009, we issued 45,000 shares of our Fixed Rated Cumulative Perpetual Preferred Stock, Series A, with a liquidation value of $1,000 per share, to the initial selling security holder in a transaction exempt from the registration requirements of the Securities Act. Other than the Series A Preferred Stock, no other shares of our preferred stock were issued and outstanding as of the date of this prospectus.

The ratios of earnings to fixed charges for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, and the nine months ended September 30, 2008 and 2007 are as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to combined fixed charges(1)
Including interest on deposits	1.34x	1.44x	1.42x	1.63x	1.90x	2.11x	1.48x
Excluding interest on deposits	3.45x	7.50x	6.82x	7.21x	7.97x	7.72x	4.16x

(1)	For purposes of computing the ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on all long- and short-term borrowings, including / excluding interest on deposits.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholder. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the Commission as Exhibit 4.1 to our Current Report on Form 8-K filed on January 21, 2009 and incorporated by reference into this prospectus and is also available upon request from us. See “Where You Can Find More Information” for additional information.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 771,429 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $45,000,000, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 385,715 shares. Pursuant to the Purchase Agreement, the initial selling securityholder agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the warrant. The number of shares subject to the warrant is subject to the further adjustments described below under the heading “–Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $8.75 per share of common stock for which the warrant may be exercised by the selling securityholder. The warrant may be exercised, in whole or in part, at any time on or before January 16, 2019 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “–Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the NASDAQ Global Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 385,715 shares of common stock until the earlier of (i) the date on which we have received aggregate gross proceeds from one or more qualified equity offerings of at least $45,000,000 and (ii) December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions on our common stock in shares of common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of January 16, 2012 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•

in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of January 16, 2009.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving us and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

We have 50,000,000 shares of authorized common stock, $1.00 par value per share, of which 10,885,081 shares were outstanding as of December 31, 2008. Additionally, we maintain two equity incentive plans, the MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan and the MetroCorp Bancshares, Inc. 1998 Stock Incentive Plan. As of December 31, 2008, there were options outstanding to purchase 1,142,700 shares of our common stock and 21,696 shares available for future grants under the 2007 Plan. The 1998 Plan expired on December 16, 2008 and no additional awards may be granted under that plan.

We are also authorized to issue 2,000,000 shares of preferred stock, $1.00 par value per share, of which 34,000 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1.00 par value per share, with a liquidation value of $1,000 per share, and all such shares of Series A Preferred Stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. Other than the Series A Preferred Stock, no other shares of our preferred stock were issued and outstanding as of the date of this prospectus. The statement of designations with respect to the Series A Preferred Stock has been filed with the Commission as Exhibit 3.1 to our Current Report on Form 8-K filed on January 21, 2009 and is also available from us upon request. See “Where You Can Find More Information” for additional information.

Our common stock is listed on the NASDAQ Global Market under the ticker symbol “MCBI.” Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as shareholders.

The summary of the terms of our common stock described below is qualified in its entirety by reference to our articles of incorporation and bylaws, both of which are on file with the Commission.

Dividends

Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment of dividends. Under the Texas Business Corporation Act, or TBCA, dividends may not be paid if, after the payment, our total assets are less than the sum of our total liabilities and stated capital, or if we would be unable to pay our debts as they become due in the usual course of business. While we have declared and paid quarterly dividends since the fourth quarter 1998, there is no assurance that we will pay dividends in the future.

Pursuant to the Purchase Agreement we agreed that, beginning January 16, 2009, for a period of three years, unless we have redeemed the Series A Preferred Stock or the initial selling securityholder has transferred the Series A Preferred Stock to a third party, the consent of the initial selling securityholder will be required for us to (i) declare or pay any dividend (other than regular quarterly cash dividends of not more than $0.04 per share) or make any distribution on our common stock or (ii) redeem, purchase or acquire any shares of common stock or other equity or capital securities of MetroCorp, or any trust preferred securities issued by us or an affiliate of ours, other than the Series A Preferred Stock, in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement.

Our Series A Preferred Stock has, and any other series of preferred stock upon issuance may have, preference over our common stock with respect to the payment of dividends. Accordingly, we can pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding Series A Preferred Stock, and any other class or series of preferred stock outstanding at the time of payment, for the then current period and, in the case of any cumulative preferred stock, all prior periods. Holders of shares of Series A Preferred Stock are entitled to receive, if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share based on the $1,000 per share liquidation preference of the Series A Preferred Stock with respect to each dividend period from January 16, 2009 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share based on the $1,000 per share liquidation preference of the Series A Preferred Stock with respect to each dividend period thereafter.

Additionally, we are restricted from paying any dividends on our common stock if required payments on our outstanding junior subordinated debentures are not made or deferred. As of the date of this prospectus, we had $35.1 million outstanding in junior subordinated debentures issued by us in exchange for funds received from the sale of trust preferred securities by our unconsolidated subsidiary trusts, MCBI Statutory Trust I. The junior subordinated debentures mature on December 15, 2035, but are redeemable at our option at par plus accrued and unpaid interest on or after December 15, 2010.

We are also subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Since we are a holding company with no significant assets other than MetroBank and Metro United, we depend upon dividends from MetroBank and Metro United for all of our revenues. Accordingly, our ability to pay dividends depends upon the results of operations of MetroBank and Metro United and our receipt of dividends or other capital distributions from MetroBank and Metro United. In addition, various statutory and regulatory restrictions, directly or indirectly, limit the amount of dividends MetroBank and Metro United can pay. See “Regulation and Supervision” for additional information.

Voting Rights

The holders of our common stock are entitled to one vote for each share of common stock owned on each matter submitted to a vote at a meeting of our shareholders. Holders of our common stock may not cumulate their votes in the election of directors.

No Preemptive or Conversion Rights

The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by us before such securities are offered to others. The absence of preemptive rights increases our flexibility to issue additional shares of common stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Liquidation

On our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata in any distribution of the remaining assets of our company, if any, after all of our other indebtedness has been retired and all applicable payments made to the holders of our Series A Preferred Stock, and any other class or series of preferred stock outstanding at the time of liquidation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Provisions Delaying or Preventing a Change in Control

Our articles of incorporation and bylaws contain provisions that, either alone or in combination with the provisions of the TBCA, may have the effect of delaying or making it more difficult for another person to acquire us by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. These provisions include, among other things:

•	a staggered board of directors;

•

ability of our board of directors to issue shares of preferred stock without shareholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of our common stock;

•	our shareholders’ inability to act without a meeting except by unanimous written consent;

•	several special procedural rules related to meetings of shareholders;

•	a provision of our bylaws providing that only our board of directors may amend our bylaws; and

•

provisions of the TBCA, which we did not opt out of in our articles of incorporation, that restrict business combinations with “interested shareholders” and provide that directors serving on staggered boards, such as ours, may be removed only for cause.

Any or all of these provisions could discourage tender offers or other business combination transactions that might otherwise result in our shareholders receiving a premium over the then current market price of our common stock.

Restrictions on Ownership

Under the Change in Bank Control Act of 1978, as amended, no individual or group acting in concert may acquire “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock would, under the circumstances set forth in the presumption, constitute acquisition of control. Under the Change in Bank Control Act of 1978, as amended, the Federal Reserve Board has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the antitrust effects of the acquisition.

Additionally, under guidelines adopted by the Federal Reserve Board, no entity may own, control or have the power to vote more than 14.9% of our outstanding common stock without the approval of the Federal Reserve Board and no entity may own, control or have the power to vote between 10.0% and 14.9% of our outstanding common stock without limited Federal Reserve Board approval.

SELLING SECURITYHOLDERS

On January 16, 2009, we issued the securities covered by this prospectus to the United States Department of Treasury, which we refer to in this prospectus as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities covered by this prospectus they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	a warrant to purchase 771,429 shares of our common stock at an exercise price of $8.75 per share, subject to adjustment as described under “Description of Warrant to Purchase Common Stock”; and

•

771,429 shares of our common stock issuable upon exercise of the warrant, which shares, if issued as of December 31, 2008, would represent ownership of approximately 6.62% of our common stock as of December 31, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us. As of the date of this prospectus, we do not know the identity of any other potential selling securityholder.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

•

on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Global Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

LEGAL MATTERS

The validity of the warrant and the common stock offered hereby will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the Commission under the Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities offered by this prospectus. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus. You can obtain a copy of the registration statement from the Commission at the address provided below or on the Commission’s website at http://www.sec.gov.

We also file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov. Copies of certain information filed by us with the Commission are also available on our website at http://www.metrobank-na.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the Commission’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

The Commission allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with Commission rules:

•

the description of our common stock that is contained in our Registration Statement on Form 8-A filed on December 7, 1998, including any amendment or report filed with the Commission for the purpose of updating such description;

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and

•	our Current Reports on Form 8-K filed on July 8, 2008, September 30, 2008, October 29, 2008, December 15, 2008, January 6, 2009 and January 21, 2009.

Upon your written or oral request, we will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Your written or oral request for copies of this prospectus and documents we have incorporated by reference should be directed to:

MetroCorp Bancshares, Inc.

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

Telephone: (713) 776-3876

Attention: Investor Relations

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the Commission registration fee.

Commission registration fee	$266
Legal fees and expenses	50,000
Accounting fees and expenses	15,000
Printing and other miscellaneous fees and expenses	10,000

Total	$75,266

ITEM 15. Indemnification of Directors and Officers.

Generally, Article 2.02-1 of the Texas Business Corporation Act (“TBCA”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

Our articles of incorporation provide for indemnification rights to our officers and directors to the maximum extent allowed by Texas law. Pursuant to the TBCA and Article 9 of our articles of incorporation, we will indemnify and, under certain circumstances, advance expenses to, any person who was, is, or is threatened to be named as, a defendant or respondent in a proceeding because that person is or was one of our directors or officers or because that person served at our request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or benefit plan. We will also pay or reimburse expenses incurred by any director, officer, employee or agent in connection with that person’s appearance as a witness or other participation in a proceeding at a time when that person is not a named defendant or respondent in that proceeding.

Article 2.02-1(R) of the TBCA authorizes a Texas corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise or other entity, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

Article 9 of our articles of incorporation authorize us to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents or who is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against that person, whether or not we would have the power to indemnify that person against that liability otherwise under the articles of incorporation or under Texas law.

Our articles of incorporation include provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the maximum extent provided by law. The TBCA currently prohibits the elimination of personal liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

ITEM 16.	Exhibits.

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation of MetroCorp Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to MetroCorp Bancshares, Inc.’s Registration Statement on Form S-1, Registration No. 333-62667).

3.2	Articles of Amendment to Articles of Incorporation of MetroCorp Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

3.3	Statement of Designations establishing the terms of the Series A Preferred Stock of MetroCorp Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on January 21, 2009).

3.4	Amended and Restated Bylaws of MetroCorp Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on November 19, 2007).

4.1	Letter Agreement dated January 16, 2009, including the Securities Purchase Agreement – Standard Terms incorporated by reference therein, between MetroCorp Bancshares, Inc. and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 21, 2009).

4.2	Warrant dated January 16, 2009, to purchase 771,429 shares of MetroCorp Bancshares, Inc.’s Common Stock (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on January 21, 2009).

4.3	Specimen form of certificate evidencing the Common Stock of MetroCorp Bancshares, Inc. (incorporated by reference to Exhibit 4 to MetroCorp Bancshares, Inc.’s Registration Statement on Form S-1, Registration No. 333-62667).

5.1*	Opinion of Bracewell & Giuliani LLP as to the legality of the securities being offered.

12.1*	Computation of consolidated ratio of earnings to combined fixed charges.

23.1*	Consent of Bracewell & Giuliani LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney (included on the signature pages hereto).

*	Filed herewith

ITEM 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 13th day of February, 2009.

METROCORP BANCSHARES, INC.
(Registrant)

By:	/S/ GEORGE M. LEE
George M. Lee Executive Vice Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints George M. Lee and David C. Choi, with full power to each of them to act without the other, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (until revoked in writing), to sign this Registration Statement on Form S-3 and any and all amendments (including post-effective amendments) thereto, to file the same, together with all exhibits thereto and documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities authorities, granting unto said attorney-in-fact and agent, or his or their substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, thereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated and on the date indicated below.

Signature	Title	Date

/S/ DON J. WANG Don J. Wang	Chairman of the Board	February 13, 2009

/S/ GEORGE M. LEE George M. Lee	Executive Vice Chairman, President and Chief Executive Officer (principal executive officer)	February 13, 2009

/S/ DAVID C. CHOI David C. Choi	Chief Financial Officer (principal financial officer and principal accounting officer)	February 13, 2009

/S/ KRISHNAN BALASUBRAMANIAN Krishnan Balasubramanian	Director	February 13, 2009

/S/ HELEN F. CHEN Helen F. Chen	Director	February 13, 2009

Signature	Title	Date

/S/ MAY P. CHU May P. Chu	Director	February 13, 2009

/S/ SHIRLEY L. CLAYTON Shirley L. Clayton	Director	February 13, 2009

/S/ ROBERT W. HSUEH Robert W. Hsueh	Director	February 13, 2009

/S/ JOHN LEE John Lee	Director	February 13, 2009

/S/ CHARLES L. ROFF Charles L. Roff	Director	February 13, 2009

/S/ DAVID TAI David Tai	Director	February 13, 2009

/S/ JOE TING Joe Ting	Director	February 13, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation of MetroCorp Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to MetroCorp Bancshares, Inc.’s Registration Statement on Form S-1, Registration No. 333-62667).

3.2	Articles of Amendment to Articles of Incorporation of MetroCorp Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

3.3	Statement of Designations establishing the terms of the Series A Preferred Stock of MetroCorp Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on January 21, 2009).

3.4	Amended and Restated Bylaws of MetroCorp Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on November 19, 2007).

4.1	Letter Agreement dated January 16, 2009, including the Securities Purchase Agreement – Standard Terms incorporated by reference therein, between MetroCorp Bancshares, Inc. and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 21, 2009).

4.2	Warrant dated January 16, 2009, to purchase 771,429 shares of MetroCorp Bancshares, Inc.’s Common Stock (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on January 21, 2009).

4.3	Specimen form of certificate evidencing the Common Stock of MetroCorp Bancshares, Inc. (incorporated by reference to Exhibit 4 to MetroCorp Bancshares, Inc.’s Registration Statement on Form S-1, Registration No. 333-62667).

5.1*	Opinion of Bracewell & Giuliani LLP as to the legality of the securities being offered.

12.1*	Computation of consolidated ratio of earnings to combined fixed charges.

23.1*	Consent of Bracewell & Giuliani LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney (included on the signature pages hereto).

*	Filed herewith